Exhibit 10(b)

PEOPLES ENERGY CORPORATION
LONG-TERM INCENTIVE PLAN
FOR DIVERSIFIED BUSINESS UNITS

Percentage Interest Award Agreement

Peoples Energy Corporation, an Illinois corporation (the "Company"), hereby grants to Steven W. Nance ("Grantee") a Percentage Interest Award (the "Award") under the Company's Long-Term Incentive Plan for Diversified Business Units (the "Plan"), upon the terms and conditions hereinafter stated, and subject to the provisions of the Plan and the guidelines adopted by the Compensation-Nominating Committee of the Company's Board of Directors for the administration of the Plan (the "Guidelines").

1. Grant of Award. Upon a Divestiture of Peoples Energy Production Company (the "Business Unit"), Grantee shall be entitled to receive a cash payment equal to 2.25% of the Excess Market Value; provided that (i) the amount of such cash payment shall be reduced by the aggregate amount that has been earned by the holder (including amounts payable but not yet paid) under all Performance Awards which are then in effect at the time of (or terminated in connection with) the Divestiture and amounts paid or awarded under other long-term incentive plans of the Company during the Performance Periods applicable to such Performance Awards, including, without limitation, the Peoples Energy Corporation Long-Term Incentive Compensation Plan, and (ii) the maximum amount of Percentage Interest Awards that may be paid to all Participants of the Business Unit under the Plan shall not exceed an amount equal to three (3) times the dollar amount of the sum of all such Participants' maximum level of annual award opportunities under Performance Awards for the Performance Period then most recently established under the Plan. This Award shall be null and void unless Grantee shall accept this Agreement by executing it in the space provided below and returning such executed original to the Company. This award shall be null and void upon an IPO of the Business Unit.

2. Vesting of Award. Subject to Grantee's continued employment with the Business Unit, the Award granted hereunder shall vest upon the closing of the Divestiture transaction.

3. Termination of Employment. If Grantee's employment with the Business Unit terminates for any reason before the closing of the Divestiture transaction, the Award shall be forfeited and shall terminate automatically on the effective date of such termination of employment.

4. Payment of Award . Payment of the amount payable to Grantee under the Award shall be made as soon as reasonably practicable, as determined by the Committee in its discretion, following the closing of the Divestiture transaction.

5. No Rights as a Shareholder. Grantee shall not have any rights as a shareholder of the Business Unit or the Company by virtue of the Award granted hereunder.

6. No Rights to Continued Employment. This Agreement shall not be deemed to confer upon Grantee any right of continued employment with the Business Unit or the Company or to limit or diminish in any way the right of the Business Unit or the Company to terminate Grantee's employment at any time with or without cause.

7. Withholding. The Company may require Grantee to pay to the Company (by deduction or otherwise), prior to and as a condition of making any cash payment pursuant to the Award, the amount of any tax required by law to be withheld with respect to such payment.

8. Terms of Plan and Guidelines Govern. This Agreement and the Award granted hereunder are subject in all respects to the terms and conditions of the Plan and the Guidelines. In the event that any provision of this Agreement is inconsistent with the Plan or the Guidelines, the terms and conditions of the Plan or the Guidelines, as the case may be, shall govern. The Committee or its delegee shall have the authority to interpret this Award and to determine all questions which may arise in connection with it, and all such interpretations and determinations shall be conclusive and binding on all persons.

9. Meaning of Certain Terms. Capitalized terms used in this Agreement that are not defined herein shall have the meanings set forth in the Plan.

10. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Business Unit, the Company, Grantee, the successors and assigns of the Business Unit or the Company, and any person acquiring any rights in this Agreement upon the death of Grantee.

11. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Illinois, without giving effect to any choice of law rules that would direct the application of the laws of another jurisdiction.

12. Consent to Jurisdiction. Each of the parties hereto agrees that all disputes between them arising out of or related to this Agreement shall be resolved exclusively by the state or federal courts located in Chicago, Illinois, and each hereby irrevocably submits to the original, exclusive jurisdiction of the state and federal courts LOCATED in Chicago, Illinois with regard to any controversy in any way relating to the execution, delivery or performance of this Agreement.

Date:	PEOPLES ENERGY CORPORATION

December 17, 2001

By /s/ T. M. Patrick
Its President

Accepted:

/s/ S. W. Nance
Grantee